AMENDMENT TO
NOTE PURCHASE AGREEMENT

     THIS AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Amendment”) dated as of May 2, 2005 is executed by PROLOGIS, a Maryland real estate investment trust “ProLogis”).

W I T N E S S E T H

     WHEREAS, ProLogis (as successor by merger to Meridian Industrial Trust, Inc., a Maryland corporation) is a party to the Note Purchase Agreement dated as of November 15, 1997 (the “Note Agreement”) with each of the purchasers listed on Exhibit A thereto (collectively, the “Holders”);

     WHEREAS, ProLogis has solicited consents to a proposed amendment to the Note Agreement pursuant to the Consent Solicitation Statement dated March 9, 2005, as the same may have been amended, supplemented or otherwise modified from time to time;

     WHEREAS, ProLogis has obtained the consents of the Holders of $111,000,000 of the principal amount of the outstanding Notes; and

     WHEREAS, the Note Agreement provides that the terms of the Note Agreement and the Notes may be amended with consent of ProLogis and the Holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes owned by ProLogis or any of its Affiliates).

     NOW THEREFORE, the ProLogis states as follows as follows:

     Section 1. Definitions. Capitalized terms used but not defined herein have the respective meanings given them in the Note Agreement.

     Section 2. Liens Securing Indebtedness. The first paragraph of Section 10.2 of the Note Agreement shall be amended and restated in its entirety as follows:

    The Company will not and will not permit any Subsidiary to directly or indirectly create, incur or assume (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including without limitation any document or instrument in respect of goods or accounts receivable) of the Company or such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, securing Indebtedness (excluding Pari Passu Debt) if, after giving effect to such transaction and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness (determined on a consolidated basis in accordance with GAAP) of the Company and its Subsidiaries (excluding Pari Passu Debt) secured by all such Liens is greater than 40% of Consolidated Adjusted Total Assets.

     Section 3. Definition of Pari Passu Debt. The following definition of Pari Passu Debt is added to Schedule B of the Note Agreement in appropriate alphabetical sequence:

    “PARI PASSU DEBT” means any Indebtedness of the Company or a Subsidiary that is unsecured except for Liens on property that secure such Indebtedness and the Notes on an equal and ratable basis.

     Section 4. Definition of Unsecured Indebtedness. The definition of Unsecured Indebtedness in Schedule B of the Note Agreement is amended in its entirety to read as follows:

    “UNSECURED INDEBTEDNESS” means, as of any date, (a) Indebtedness of the Company or a Subsidiary that is not secured by any Lien on or with respect to any property of the Company or any Subsidiary and (b) Pari Passu Debt.

     Section 5. Continued Effectiveness of Note Agreement. Except as amended by the provisions hereof, the Note Agreement shall remain in full force and effect in accordance with its terms.

     Section 6. Successors and Assigns. This Amendment shall inure to the benefit of and shall be binding upon ProLogis, the Holders and their legal representatives, transferees, heirs, successors and assigns.

     Section 7. Governing Law. This Amendment shall be interpreted and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

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     IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

PROLOGIS,
a Maryland real estate investment trust

By: /s/ M. Gordon Keiser, Jr.
Name: M. Gordon Keiser, Jr.
Title: Senior Vice President